Exhibit 99.1

On July 20, 2017, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $636.7 million today announced operating results for the quarter and six month period ended June 30, 2017 and that its Board of Directors approved a cash dividend of $0.12 per common share payable September 15, 2017 to shareholders of record at the close of business on August 31, 2017.

For the quarter ended June 30, 2017, the Corporation reported net income of $1,185,000, or $0.36 basic earnings per share. This compares to the second quarter of 2016 net income of $1,336,000, or $0.40 basic earnings per share.  The decrease in operating results for the second quarter of 2017 as compared to the same period in 2016 was primarily attributable to increases in non-interest expenses of $528,000 and interest expense of $93,000 offset by increases in interest income of $617,000 and non-interest income of $62,000, as well as a decrease in provision for income taxes of $91,000.  Additionally, operating results for the quarter ended June 30, 2016 were positively impacted by a credit for loan and lease losses of $300,000.

For the quarter ended June 30, 2017, non-interest income was $1,125,000, compared to $1,063,000 for the second quarter of 2016, a $62,000 (5.8%) increase, which was primarily attributable to an increase in other operating income of $103,000 offset by decreases in gain on sales of loans of $24,000 and securities losses of $1,000, compared to a gain on sales of securities of $16,000 for the quarter ended June 30, 2016.

For the quarter ended June 30, 2017, non-interest expenses were $4,889,000, compared to $4,361,000 for the second quarter of 2016, a $528,000 (12.1%) increase.  For the six month period ended June 30, 2017, non-interest expenses totaled $9,522,000, compared to $8,917,000 for the same period of 2016, an increase of $605,000 (6.8%). The increase in non-interest expenses for the quarter and six month periods ended June 30, 2017 was primarily attributable to increases in salary and benefits of $379,000 and $565,000, respectively. Other non-interest expenses contributing to the increase for the quarter and six month periods includes occupancy, data processing, advertising and promotion, legal fees and Ohio financial institutions tax, offset by a decrease in loan closing fee expenses. Also contributing to the increase in non-interest expenses were costs incurred relating to the Benchmark Bank merger, which is expected to be completed during the third quarter of 2017.  Such costs aggregated $106,000 and $144,000, respectively, for the quarter and six month periods ended June 30, 2017.

Total assets amounted to $636.7 million at June 30, 2017, compared to $633.1 million at December 31, 2016, an increase of $3.6 million (0.6%).   The increase in total assets was primarily the result of an increase of $8.7 million (2.3%) in net loans and leases and $3.6 million (27.0%) in premises and equipment offset by decreases in securities of $6.2 million (3.3%) and $1.3 million (9.0%) in cash and cash equivalents. Deposits during this same period increased $12.6 million, or 2.4%.  The decrease in securities was largely due to sales and maturities of securities occurring during the latter part of the quarter ended June 30, 2017, including the $2.2 million redemption of the Bank’s only level 3 available-for-sale security.  The increase in premises and equipment includes the impact of $3.8 million expended in 2017 on the Corporation’s new operations center located in Columbus Grove, which was completed in May 2017.

Shareholders’ equity increased from $72.6 million at December 31, 2016 to $75.6 million at June 30, 2017.  This increase was primarily the result of net income of $2,579,000 and $1,157,000 of other comprehensive income from available-for-sale securities market value changes, net of tax, offset by dividends paid of $785,000.  The market value changes for available-for-sale securities during the six month period ended June 30, 2017, was the result of customary and expected changes in the bond market. Net unrealized gains and losses on securities are reported as accumulated other comprehensive income or loss in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2016 Form 10-K.